Exhibit 99.1



                            Explanation of Responses


(1) The reported shares were disposed of pursuant to a Merger Agreement, dated as of February 6, 2007, between the issuer, Great Plains Energy Incorporated ("Great Plains Energy"), Gregory Acquisition Corp. and Black Hills Corporation. Upon the consummation of the merger, each share of the issuer's common stock was converted into the right to receive 0.0856 shares of the common stock of Great Plains Energy and a cash payment of $1.80, for a total value of approximately $4.03 per share of the issuer's common stock. Pursuant to Section 7.15 of the Merger Agreement, the issuer's Board of Directors was obligated to take all actions necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act the disposition of the issuer's shares pursuant to the terms of the Merger Agreement by any officers or directors of the issuer subject to the reporting requirements of Section 16(a) of the Exchange Act.

(2) Prior to the merger described in Footnote (1), the reported shares were owned directly by Standard General Master Fund L.P., a Cayman Islands exempted limited partnership ("Standard General Master Fund"). The reporting person, Mr. Nicholas Singer, a United States citizen ("Mr. Singer"), is a co-managing member of Standard General Management LLC, a Delaware limited liability company. Standard General Management LLC is the managing member of Standard General GP LLC, a Delaware limited liability company, which is the general partner of Standard General Master Fund. In addition, Mr. Singer has a controlling interest in Standard General S Corp., a Delaware corporation, which is the general partner of Standard General Holdings, L.P., a Delaware limited partnership. Standard General Holdings, L.P. is the general partner of Standard General L.P., a Delaware limited partnership, and pursuant to an investment management agreement, Standard General L.P. has all investment and voting power with respect to the securities held by Standard General Master Fund. Mr. Singer may be deemed to beneficially own the securities by virtue of the foregoing relationships. In accordance with instruction 4(b)(iv), the entire number of the securities that may be deemed to be beneficially owned by Mr. Singer is reported herein. Mr. Singer hereby disclaims beneficial ownership of the reported securities for purposes of Section 16 of the Securities Exchange Act of 1934 except to the extent of his pecuniary interest therein.